Exhibit 99.1

Rosetta Stone Announces $25 Million Share Repurchase Plan

Program Reflects Company’s Strong Cash Position, Confidence in Long-Term Growth Strategy

ARLINGTON, VA—August 22, 2013—Rosetta Stone Inc. (NYSE:RST) announced today that its Board of Directors has authorized a share repurchase program for up to $25 million of its outstanding common stock over a two-year period.

“This is part of our ongoing strategy to deliver value to our shareholders,” said Steve Swad, President and CEO of Rosetta Stone. “This share buy-back program reflects our confidence in the company’s long-term business strategy and growth plans. Going forward, we expect to fund opportunistic share repurchases through existing cash balances and cash generated from operations, while maintaining ample liquidity to fund operations and pursue selective acquisition opportunities.”

Under the program authorized by its Board of Directors, Rosetta Stone may repurchase shares in the open market or through privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns. The company’s proprietary language-learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. In 2013, Rosetta Stone expanded its education-technology offerings with the acquisition of Livemocha and Lexia Learning. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Concord, MA, Tokyo, Seoul, London, Dubai and Sao Paulo.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.